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                                                Taubman Centers, Inc.
                                                200 East Long Lake Road
                                                Bloomfield Hills, MI 48304
                                                (248) 258-6800


CONTACT:

Barbara Baker                             Joele Frank/Jamie Moser
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com


TAUBMAN CENTERS ISSUES STATEMENT ON U.S. DISTRICT COURT, EASTERN DISTRICT OF MICHIGAN REVISED RULING


      Bloomfield Hills, Mich., May 8, 2003 - Taubman Centers, Inc. (NYSE:TCO) today issued the following statement regarding the revised ruling issued by the U.S. District Court for the Eastern District of Michigan regarding Simon Property Group's (NYSE:SPG) lawsuit in connection with its unsolicited hostile cash tender offer made in conjunction with a subsidiary of Westfield America Trust (ASX:WFA) for Taubman Centers:

      We are pleased that the Court has dismissed Simon's challenge to the 1998 restructuring and the issuance of the Series B Preferred stock. None of Simon's attacks on the 1998 restructuring or the issuance of the Series B Preferred stock stand in the way of the rights of the Series B holders to vote.

      We are also gratified that the Court has denied Simon's contention that our Board acted improperly in rejecting the Simon/Westfield tender offer as inadequate.

      Simon's litigation strategy all along has been to throw everything up against the wall and hope that something sticks. Unfortunately, Simon's outlandish contention under the Michigan Control Share Acquisitions Act - a law expressly designed to protect Michigan companies from an acquisition by raiders the likes of Simon - does seem to have stuck for the moment. The argument runs that, because members of the Taubman family (owners of over 30% of the company) and some of the company's original shareholders (owners of approximately 3% of the company) expressed their opposition to Simon's

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      $17.50 per share offer, they somehow inadvertently triggered this particular Michigan anti-takeover statute - and thus these longstanding shareholders all deserve to be disenfranchised. Furthermore, these shareholders were proven right in rejecting the $17.50 per share offer, as Simon subsequently increased its offer to $18.00 per share and then to $20.00 per share - thereby validating the judgment that $17.50 per share was inadequate. This ruling is so wrong that we are extremely confident that it will not withstand our appeal to the Sixth Circuit.

      Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. In addition Stony Point Fashion Park (Richmond, Va.) is under construction and will open September 18, 2003, and Northlake Mall (Charlotte, N.C.) will begin construction later this year and will open fall 2005. The Taubman Centers Board of Directors on February 10, 2003 announced that it has authorized the expansion of its existing buyback program to repurchase up to an additional $100 million of the company's common shares. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results and events may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. In addition, the company cannot be certain how any Court will understand or decide any particular issue. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.


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